Exhibit 99.1

GlucoTrack® Maker Names Two New Board Members

Philip M. Darivoff, Former Goldman Sachs Partner, and Revan R. Schwartz Esq., Former General Counsel of Andrew Garrett, appointed effective November 9th, 2016

ASHDOD, Israel, Nov. 11, 2016 /PRNewswire/ Integrity Applications, Inc. (OTCQB: IGAP), maker of GlucoTrack®, a noninvasive device for measuring glucose levels of people with Type 2 diabetes and pre-diabetics, announced today that it has appointed Philip M. Darivoff and Revan R. Schwartz to its Board of Directors, effective November 9, 2016.

Mr. Darivoff currently serves as Chairman of the Board of DFG Investment Advisers, a credit asset manager with approximately $2.6 billion AUM, and Chairman of the Board of DFG's parent company, Vibrant Capital Partners, LLC. Prior to joining DFG, Mr. Darivoff spent nearly 27 years at Goldman Sachs, where he most recently served as a member of the firm's Structured Finance Capital Committee and Director of the Goldman Sachs Office of Alumni Relations. He initially joined Goldman in 1985 as an associate, was named managing director in 1996, and general partner in 1998. He served as head of Capital Markets, co-head of the Corporate Bond Department, and chairman of Credit Capital Markets. Mr. Darivoff retired from Goldman Sachs in 2013. Mr. Darivoff graduated from The Wharton School at the University of Pennsylvania with a B.S. in Economics and MBA. He is also a Chartered Financial Analyst.

Mr. Darivoff previously served as an Integrity director from 2006 to 2009, while the Company was a privately held corporation and subsequently resigned from the Board as the Company transitioned into a publicly reporting company, as he was then holding a senior role at Goldman Sachs. Mr. Darivoff is an investor and has been a significant shareholder of Integrity Applications for over a decade. Through his investment vehicle, Vayikra Capital LLC, he is currently the second largest shareholder.

"Integrity has made significant advancements in the development of the GlucoTrack DF-F," said Mr. Darivoff. "I am pleased to rejoin Integrity's Board at this exciting time, as the Company begins the commercialization phase, and to assist management in executing its strategic plan."

Mr. Schwartz is an attorney and currently maintains a private law practice. He began his career with the East New York Savings Bank (ENYSB) where he held several administrative and management positions, including a position overseeing a life insurance subsidiary. Revan held the position of General Counsel for AAA Computer, Hafco International Trading Corporation, Bermil Industries, Viking Credit Corp and The Pride Group. Most recently Revan was Executive Vice President and General Counsel for Andrew Garrett, Inc., a boutique securities and investment banking firm that has served as Integrity Applications' Investment Bank since 2009. While with Andrew Garrett, Revan possessed NASD/FINRA Series 4, 7, 24, 27, 53 and 55 licenses.

Mr. Schwartz attended the New York Institute of Technology where he attained his Bachelor of Science Degree, Majoring in Accounting with a Minor in Economics, Summa Cum Laude. Mr. Schwartz also attended St. John's University, School of Law, where he attained his Juris Doctor Degree, Cum Laude. He is currently a member of the New York and Florida Bars.

"It is a pleasure to join Integrity's Board and I look forward to working with the other directors and the management team as the Company commences its commercialization of the GlucoTrack in global markets," said Mr. Schwartz.

"We are delighted to have Phil and Revan join our Board of Directors," said Avner Gal, President and CEO of Integrity Applications. "This represents further progress in our goal of expanding our board, to increase our breadth of experience and expertise to support the Company during this important growth phase."

About Integrity Applications, Inc.

Integrity Applications, Inc. is a medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by people with diabetes. Integrity Applications has developed the GlucoTrack® model DFF noninvasive glucose monitoring device, which is designed to help people with diabetes obtain glucose level measurements without the pain, inconvenience, incremental cost and difficulty or discomfort of conventional (invasive) spot finger stick devices. Integrity Applications operates primarily through its wholly-owned Israeli subsidiary, A.D. Integrity Applications, Ltd. For more information, please visit www.integrity-app.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "expect", "plan" and "will" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Integrity Applications' actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Integrity Applications' results include, but are not limited to, the ability of Integrity Applications to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to its current and future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Integrity Applications' filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on March 30, 2016.

Contact:
Eran Hertz, CFO Integrity Applications,
+972 (8) 675-7878 Ext. 400
eranh@integrity-app.com